Exhibit 5.2

Sidley Austin Brown & Wood LLP

BANK ONE PLAZA 10 S. DEARBORN STREET CHICAGO, ILLINOIS 60603 TELEPHONE 312 853 7000 FACSIMILE 312 853 7036 www.sidley.com FOUNDED 1866

October 12, 2004

Ocwen Financial Corporation

1675 Palm Beach Lakes Blvd.

West Palm Beach, FL 33401

Re:	Ocwen Financial Corporation

                   3.25% Contingent Convertible Senior Unsecured Notes due 2024

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Ocwen Financial Corporation, a Florida corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) $175,000,000 aggregate principal amount of the Company’s 3.25% Contingent Convertible Senior Unsecured Notes due 2024 (the “Notes”) and (ii) shares of the Company’s common stock, par value $0.01 per share (the “Conversion Shares”), issuable upon conversion of the Notes. We have acted as counsel to the Company in connection with the registration by the Company of the Notes and the Conversion Shares.

The Notes were issued pursuant to an Indenture, dated as of July 28, 2004 (the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as trustee. The Notes were issued and sold on July 28, 2004 to Jefferies & Company, Inc., as the initial purchaser (the “Initial Purchaser”), without registration under the Securities Act, and were offered and sold by the Initial Purchaser to qualified institutional buyers in reliance on Rule 144A under the Securities Act. In connection with the offer and sale of the Notes, the Company entered into a Registration Rights Agreement, dated July 28, 2004 (the “Registration Rights Agreement”), with the Initial Purchaser, providing for the registration of the Notes and Conversion Shares. The Registration Statement is being filed pursuant to the Registration Rights Agreement.

In rendering the opinion expressed below, we have examined and relied upon copies of the Registration Statement and the exhibits filed therewith, the Notes and the Indenture. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and

SIDLEY AUSTIN BROWN & WOOD LLP CHICAGO

Ocwen Financial Corporation

October 12, 2004

have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Notes constitute binding obligations of the Company, subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or other laws affecting creditors’ rights generally or the rights of creditors of federal savings banks whose deposits are insured by the FDIC from time to time in effect and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

We note that a letter of Paul A. Koches, General Counsel of the Company, delivered to you concurrently herewith, addresses, among other things, the corporate existence of the Company and the authorization and legality of the Notes and Conversion Shares. For the purposes of this letter, we have assumed the accuracy of the opinions expressed in Paul A. Koches’ letter.

This letter is limited to the federal laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to us under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

/S/    SIDLEY AUSTIN BROWN & WOOD LLP